Exhibit 10.13

DNOW INC.

2024 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Grantee:	_____________
Date of Grant:	_____________
Number of Restricted Shares Granted:	_____________
1.
Notice of Grant. DNOW Inc. (the “Company”) is pleased to notify you that you have been granted the above number of restricted shares of Common Stock (“Restricted Stock”) of the Company pursuant to the DNOW Inc. 2024 Omnibus Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Restricted Stock Agreement (the “Agreement”).
2.
Vesting of Restricted Stock. Subject to the further provisions of this Agreement, the shares of Restricted Stock shall become vested in accordance with the following schedule:

NUMBER OF FULL YEARS	VESTED PERCENTAGE
Less than 3 years	0%
3 years or more	100%
3.
Distributions. Distributions on a share of Restricted Stock may be held by the Company without interest until the Restricted Stock with respect to which the distribution was made becomes vested or is forfeited and then paid to you or forfeited, as the case may be.
4.
Treatment Upon Certain Events. Notwithstanding the vesting schedule set forth in Section 2 above, upon the occurrence of any of the following events the shares of Restricted Stock shall vest as provided below:
(a)
Retirement. If your employment with the Company terminates due to Retirement, outstanding Restricted Stock will continue to vest in accordance with the schedule set forth in Section 2 above, subject to your continued compliance with any applicable restrictive covenants through the applicable vesting date.

For purposes of this Agreement, “Retirement” shall mean your separation from employment with the Company after (i) you attain age sixty (60) and complete at least ten (10) full years of continuous employment with the Company as of the date of such separation or (ii) your age plus completed years of continuous employment with the Company is equal to or greater than 70, and (iii) you provide at least ninety (90) days’ advance written notice of such separation from employment with the Company (unless waived by the Committee, in its discretion, provided that no waiver shall accelerate the time or form of payment in violation of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)).

(b)
Change in Control. In the event of your Involuntary Termination, the shares of Restricted Stock shall become fully vested. If a Change in Control occurs following your Retirement but prior to the final vesting date applicable to any outstanding Restricted Stock, any unvested Restricted Stock shall become fully vested upon such Change in Control.

As used in this section, “Involuntary Termination” means your termination from employment with the Company on or within twelve (12) months following a Change in Control that is either (i) initiated by the Company for reasons other than (a) your gross negligence or willful misconduct in the performance of your duties with the Company or (b) your final conviction of a felony or a misdemeanor involving moral turpitude, or (ii) initiated by you after (a) a reduction by the Company of your authority, duties or responsibilities immediately prior to the Change in Control (excluding for this purpose (A) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of your offices, titles and reporting requirements, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you), (b) a reduction of your base salary or total compensation as in effect immediately prior to the Change in Control (total compensation means for this purpose: base salary, participation in an annual bonus plan, and participation in a long-term incentive plan), or (c) your transfer, without your express written consent, to a location which is outside the general metropolitan area in which your principal place of business immediately prior to the Change in Control may be located or the Company’s requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control.

The term “Change in Control” shall mean: (i) the Company completes the sale of assets having a gross sales price which exceeds 50% of the consolidated total capitalization of the Company (consolidated total stockholders’ equity plus consolidated total long-term debt as determined in accordance with generally accepted accounting principles) as at the end of the last full fiscal quarter prior to the date such determination is made; or (ii) any corporation, person or group within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of voting securities of the Company representing more than 30% of the total votes eligible to be cast at any election of directors of the Company. For purposes of Section 409A, a Change in Control shall be deemed to occur only if the event constitutes a change in control under Treas. Reg. §1.409A-3(i)(5).

For purposes of this Agreement, “employment with the Company” shall include being an employee or a director of, or a consultant to, the Company or a Subsidiary.

(c)
Other Terminations. Upon termination of your employment for any reason other than as provided in Sections 4(a) and 4(b) above, all shares of Restricted Stock that are not vested shall be automatically cancelled and forfeited without payment.
5.
Custody of Restricted Stock; Ownership Rights. Upon vesting and satisfying all applicable tax withholding obligations, the Company shall cause a certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party) in your name evidencing the shares of Restricted Stock that have vested. Prior to the satisfaction of such vesting conditions or the occurrence of such events, the Restricted Stock is not transferable and shall be held in trust by the Secretary of the Company or such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Stock occurs or the vesting of the shares pursuant to the terms of the Plan and this Agreement. In the Company’s sole discretion, the Restricted Stock may be evidenced by an electronic book entry account in your name created by the Company’s stock transfer agent. No physical certificates evidencing the Restricted Stock will be issued to you until the satisfaction of all vesting conditions set forth herein and the satisfaction of all applicable tax withholding obligations. You shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock. Subject to the restrictions set forth herein, you are entitled to all voting and ownership rights applicable to the Restricted Stock, including the right to receive any dividends that may be paid on Restricted Stock, whether or not vested.
6.
Nontransferability of Restricted Stock. You may not sell, transfer, pledge, exchange, hypothecate or dispose of shares of Restricted Stock in any manner otherwise than by will or by the laws of descent or distribution. A breach of these terms of this Agreement shall cause a forfeiture of the shares of Restricted Stock.
7.
Entire Agreement; Governing Law. These shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Texas.
8.
Withholding of Tax. To the extent that the grant or vesting of Restricted Stock results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, the Company shall withhold a number of Shares that would otherwise be delivered on vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld to meet your tax withholding obligations. At your election, you may deliver to the Company or the Subsidiary such amount of money as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law, in lieu of the withholding of Shares. No delivery of unrestricted Shares shall be made under this Agreement until you have satisfied in full the applicable tax withholding requirements of the Company or Subsidiary.
9.
Compensation Recovery (“Clawback”). The Committee may, at its sole discretion, terminate this Award if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

DNOW INC.

By:

Name:

Title:

[NAME]

Signature